Exhibit 23(b)

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement on Form S-2 of Eagle Bancorp, Inc. and Registration Statement on Form S-2 (No. 333-102667) to which this Registration Statement serves as a post effective amendment, of our report, dated February 7, 2003, relating to the consolidated balance sheets of Eagle Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three years in the period ended December 31, 2002. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

/s/ Stegman & Company

Baltimore, Maryland
June 16, 2003